Exhibit 10.17
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (the “Amendment”) is entered into effective as of November 30, 2006, between Pizza Inn, Inc. (the “Company”), and Timothy P. Taft (the “Executive”).
     WHEREAS, the Company and Executive desire to amend that certain employment agreement entered into as of March 31, 2005 (the “Agreement”);.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	Definitions. All terms not otherwise defined herein shall have the meaning set forth in the Agreement.
2. Amendments.
a.	Section 1.4 of the Agreement is hereby amended and replaced in its entirety as follows:

1.4 Place of Work. The Executive shall perform services under this Agreement at the Company’s principal office currently located in The Colony, Texas, and at such other place or places as directed by the Chairman or Board of Directors.

b.	Section 3.1 of the Agreement is hereby amended and replaced in its entirety as follows:

3.1.	Base Salary. During the first twelve months of this Agreement, the base salary of the Executive for all of his employment services to the Company under this Agreement shall be $1 per year, which the Company shall pay to the Executive in advance. For the six-month period between April 1, 2006 and September 30, 2006, the Company shall pay the Executive a total salary of $11,830, net of all applicable deductions for taxes and the employee’s share of the cost of employee benefits. For the period between October 1, 2006 and June 27, 2007, the Company shall pay the Executive an annualized salary of $300,000, net of all applicable deductions for taxes and the employee’s share of the cost of employee benefits Thereafter, the Executive’s base salary shall be reviewed annually by the Board of Directors of the Company.

No payment under this Section 3.1 may be accelerated, deferred or delayed, nor may the time or form of such payment be changed at the Executive’s election.

c.	Section 3.2 of the Agreement is hereby amended and replaced in its entirety as follows:

3.2.	Bonuses. For the period between October 1, 2006 and June 27, 2007, the Executive shall be eligible to earn a bonus of $338,000. Of that amount, $138,000 shall be a minimum base bonus amount. The Executive may earn an additional amount up to $200,000 as determined by the Compensation Committee, provided that (i) the Executive achieves performance goals determined by the Compensation Committee, and (ii) this Agreement has not been terminated in accordance with Section 4.1 or Section 4.2. The total amount of the bonus earned and payable as provided herein, must be paid on or before September 1, 2007.

No payment under this Section 3.2 may be accelerated, deferred or delayed, nor may the time or form of such payment be changed at the Executive’s election.

d.	Section 4.3 of the Agreement is hereby amended and replaced in its entirety as follows:

4.3 Post-Termination Obligations to Executive. If the Company terminates the employment of the Executive for Cause, or the Executive voluntary terminates his employment, the Company shall have no further liability or obligation to the Executive under this Agreement or otherwise in connection with his employment hereunder, except for (i) any unpaid salary accrued through the date of termination, (ii) any unreimbursed expenses properly incurred prior to the date of termination, and (iii) rights granted to the Executive under any executive benefit plan (in accordance with the terms of any such plan). If the Company terminates the employment of the Executive without Cause, then the Executive shall be entitled to be paid, in addition to the foregoing amounts, either (a) during the first twelve months of this Agreement, an amount equal to $25,000 for each full month the Executive has been employed hereunder, payable in a lump sum within 30 business days following such termination, or (b) commencing on the first anniversary of his employment hereunder, an amount equal to twelve months of the then base salary of the Executive, payable at the election of the Company either (x) in a lump sum, or (y) in equal monthly installments in the same manner as if the employment of the Executive had not been terminated.

No payment of any amount under this Section 4.3 shall be accelerated, deferred, or delayed. The Executive may not make any election as to the time or form of payment under this Section 4.3. The determination of whether the Executive was a “specified employee” under Proposed Treasury Regulation §1.409A-1(i) shall be made as of the immediately preceding December 31st. If the Executive is a specified employee, any payment of amounts due under this Section 4.3 shall not commence until six months and two days following the date on which the Executive separated from service with the Company (with such separation from service defined under Proposed Treasury Regulation §1.409A-1(h)) and the first six months of separation pay that would have been payable hereunder shall be paid to the Executive on the date that is six months and two days following his separation from service. All monthly payments after such initial payment shall be paid on the first day of each next following month until the full amount payable under this Section 4.3 has been paid.

e.	Section 4.4 (ii) of the Agreement is hereby amended and replaced in its entirety as follows:

(ii)	For purposes of this Section 4.4, “Good Reason” shall mean (a) a reduction in the base salary of the Executive following any Change in Control; or (b) a material diminution of the employment responsibilities and authority of the Executive following any Change in Control. No payment may be made for any “Good Reason” unless the Change in Control qualifies as a Change in Control under Code Section 409A and any guidance issued thereunder, as currently in effect. Any distribution under this Section 4.4 shall be paid only on account of a Change in Control as defined under Code Section 409A and the guidance thereunder and no payment shall be made if the requirements for a Change in Control distribution under Code Section 409A and the guidance issued thereunder are not satisfied. No payment under this Section 4.4 may be accelerated, nor may the time or form of payment be changed. The Executive may not elect to defer any payment under this Section 4.4.

f.	Section 4.5 of the Agreement is hereby amended and replaced in its entirety as follows:

4.5 Exclusive Benefits. Any post-termination payments made to the Executive pursuant to Section 4.3 or Section 4.4 are in lieu of any and all other benefits or claims which the Executive might assert against the Company, and may be conditioned upon the Executive’s execution of a full and complete release of the Company from any and all liabilities arising in connection with his employment by the Company or the termination thereof. Except as otherwise expressly provided, such payments shall be made to the Executive in accordance with the Company’s customary payroll practices. To the extent such practices do not conflict with the terms of this Agreement or Code Section 409A and the guidance issued thereunder, such payments shall be subject to withholding for federal and state income taxes, social security payments, employee benefit costs and similar deductions, as required by applicable law. The Company shall be entitled to suspend all post-termination payments to the Executive during any period when the Executive is in breach of any of the covenants contained in Article 5 and Article 6, or as required to comply with Code Section 409A.

g.	Section 8.2 of the Agreement is hereby amended and replaced in its entirety as follows:

8.2 Construction. This Agreement, to the extent it includes any arrangement that constitutes a nonqualified deferred compensation plan or arrangement under Code Section 409A shall be interpreted and construed in a manner consistent with satisfying such requirements, and to the extent any arrangement under this Agreement may constitute a benefit or arrangement that is exempt from Code Section 409A shall be construed and interpreted in a manner to comply with such exemption’s requirements.

h.	Section 8.3 of the Agreement is hereby amended and replaced in its entirety as follows:

8.3 Company’s Right to Amend. The Executive hereby consents to the Company making any unilateral amendments documented in writing to this Agreement that are necessary to bring this Agreement in compliance with any exemption from Code Section 409A’s application under the final regulations issued thereunder or that are necessary to bring any arrangement under this Agreement that constitutes a nonqualified deferred compensation plan or arrangement into compliance with the requirements of any such final regulations issued.

i.	Section 8.4 of the Agreement is hereby amended and replaced in its entirety as follows:

8.4 Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given and received when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by overnight delivery service, addressed as follows:

If to the Executive:	Timothy P. Taft
5606 Palomar Lane
Dallas, Texas 75229

If to the Employer:	Pizza Inn, Inc.
3551 Plano Parkway
The Colony, Texas 75056
     Such addresses may be changed from time to time by written notice to the other party.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Agreement as of the day and year first written above.

EXECUTIVE:
/s/ Timothy P. Taft
Timothy P. Taft

COMPANY: PIZZA INN, INC.
By:	/s/ Mark E. Schwarz
Mark E. Schwarz,
Chairman of the Board